COLLABORATIVE INVESTMENT SERIES TRUST

MULTIPLE CLASS PLAN

PURSUANT TO RULE 18f-3

AMENDED AND RESTATED AS OF AUGUST 20, 2019

This Amended and Restated Multiple Class Plan (the "Plan") is adopted in accordance with Rule 18f-3 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act")  by the Collaborative Investment Series Trust (the "Trust") on behalf of each series of the Trust listed on Exhibit A, (collectively, the "Funds" and individually a "Fund"). A majority of the Trustees, including a majority of the Trustees who are not "interested persons" of the Trust as defined in the 1940 Act, having determined that the Plan is in the best interests of the each class of each Fund individually and the Trust as a whole, have approved the Plan on the date set forth below.

The provisions of the Plan are:

1.

General Description Of Classes.  Each class of shares of the Funds shall represent interests in the same portfolio of investments of the Funds and shall be identical in all respects, except that each class shall differ with respect to: (i) Rule 12b-1 Plans adopted with respect to the class; (ii) distribution and related services and expenses as provided for in the Plans; (iii) such differences relating to sales loads, purchase minimums, eligible investors and exchange privileges as may be set forth in the prospectus and statement of additional information of each Fund, as the same may be amended or supplemented from time to time; and (iv) the designation of each class of shares.  There currently are two classes designated:  Class A and Class I shares.

a.

Class A Shares are subject to a maximum 0.25% annual distribution fee.

b.

The Class I shares have no annual distribution fee.

2.

Expense Allocations To Each Class.

a.

In addition to the distribution fees described above, certain expenses may be attributable to a particular class of shares of the Funds ("Class Expenses").  Class Expenses are charged directly to net assets of the class of the Funds to which the expense is attributed and are borne on a pro rata basis by the outstanding shares of that class.  Class Expenses may include;

(i)

expenses incurred in connection with a meeting of shareholders;

(ii)

litigation expenses;

(iii)

printing and postage expenses of shareholders reports, prospectuses and proxies to current shareholders of a specific class;

(iv)

expenses of administrative personnel and services required to support the shareholders of a specific class;

(v)

transfer agent fees and shareholder servicing expenses; and

(vi)

such other expenses incurred by or attributable to a specific class.

b.

All other expenses of the Funds are allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Funds.  Notwithstanding the foregoing, the distributor or adviser of the Funds may waive or reimburse the expenses of a specific class or classes to the extent permitted under the Rule.

3.

Class Designation.  Subject to the approval by the Trustees of the Trust, the Funds may alter the nomenclature for the designations of one or more of its classes of shares.

4.

Additional Information.  This plan is qualified by and subject to the terms of the then current Prospectus for the applicable class of shares of the Funds; provided, however, that none of the terms set forth in any such Prospectus shall be inconsistent with the terms of this Plan.  The Prospectus contains additional information about each class and the Funds' multiple class structure.

5.

Effective Date.  This Amended and Restated Multiple Class Plan is effective August 20, 2019 provided that this Plan shall not become effective with respect to the Funds or a class unless first approved by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the 1940 Act).  This Plan may be terminated or amended at any time with respect to the Funds or a class thereof by a majority of the Trustees, including a majority of the Trustees who are not interested persons of the Trust (as defined in the 1940 Act).

Exhibit A

1.

Preferred-Plus Fund

2.

Dividend Performers

3.

Tactical Growth Allocation Fund

4.

Tactical Moderate Allocation Fund

5.

Tactical Conservative Allocation Fund

6.

Mercator International Opportunity Fund

3